Exhibit 99.1

Endurance Specialty Holdings Increases Proposal to Acquire Aspen Insurance Holdings to $49.50 Per Share in Cash and Endurance Common Shares and Takes Actions to Expedite Transaction

Will Pursue a Special General Meeting of Aspen Shareholders to Increase the Size of Aspen’s Board From 12 to 19 Directors

Will Seek Aspen Shareholder Support for the Holding of a Court-Ordered Meeting of Aspen Shareholders to Approve a Scheme of Arrangement

Intends to Commence Exchange Offer for All Aspen Common Shares

Implements Simplified and Improved Financing Plan

PEMBROKE, Bermuda, June 2, 2014 – Endurance Specialty Holdings Ltd. (“Endurance”) (NYSE: ENH) today announced that it is increasing the consideration in its proposal to acquire Aspen Insurance Holdings Limited (“Aspen”) to $49.50 per share in cash and Endurance common shares from its initial proposal of $47.50 per share (in each case based on Endurance’s unaffected closing share price on April 11, 2014), and that it is launching several actions to expedite the transaction. These actions are:

•	Filing a preliminary solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) seeking the support of Aspen’s common shareholders:

¡	To convene a special general meeting, at which Aspen’s common shareholders would consider a proposal to increase the size of Aspen’s board of directors from 12 to 19 members, which would result in a majority of Aspen’s directors standing for election at Aspen’s 2015 annual general meeting; and

¡	For the proposal of a Scheme of Arrangement by Endurance, which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen common shareholders would vote to approve a Scheme of Arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in its increased proposal; and

•	Commencing in the near future an exchange offer for all of Aspen’s common shares reflecting the same economic terms as Endurance’s increased proposal.

Endurance also announced that it is implementing a simplified and improved financing plan.

Increased Consideration for Aspen’s Shareholders

Endurance’s increased proposal provides full and fair value for the acquisition of all of the common shares of Aspen for $3.2 billion, or $49.50 per Aspen common share, with a combination of cash and Endurance common shares. The consideration is calculated based on the closing price per Endurance common share on

April 11, 2014, the last trading day prior to Endurance’s announcement of its initial proposal to acquire Aspen for $47.50 per share. The highly compelling value for Aspen common shareholders includes:

•	a 25.7% premium to Aspen’s unaffected closing share price of $39.37 on April 11, 2014;

•	a 19.5% premium to Aspen’s unaffected all-time high share price of $41.43 on December 31, 2013;

•	1.16x Aspen’s March 31, 2014 diluted book value per share and 1.21x Aspen’s December 31, 2013 diluted book value per share; and

•	11.8x 2014 consensus Street earnings estimates for Aspen.

Under the increased proposal, each holder of Aspen common shares will have the right to receive for their Aspen common shares, at their election: all cash ($49.50 for each Aspen share); all Endurance common shares (0.9197 Endurance shares for each Aspen share); or a combination of cash and Endurance common shares (0.5518 Endurance common shares and $19.80 in cash for each Aspen share). The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares.

In addition to the highly attractive premium and meaningful cash component of Endurance’s increased proposal, the proposal is structured to be tax-free to Aspen common shareholders with respect to the Endurance common shares they receive in the transaction.

Consistent with Endurance’s continued desire to complete a transaction with Aspen on a consensual basis, this increased proposal was made privately to the Aspen board of directors on May 7, 2014; however, on May 12, 2014, the Aspen board communicated to Endurance, through its financial advisor, that it was rejecting Endurance’s increased proposal, and that it was not interested in negotiating with Endurance.

John R. Charman, Endurance’s Chairman and Chief Executive Officer, said, “This proposal significantly increases the already highly attractive premium provided by our initial proposal and provides increased certainty to Aspen’s shareholders. It also includes a meaningful cash component for an offshore insurance industry transaction, and provides Aspen shareholders the opportunity to participate in future value created by a stronger and more profitable company.

“In our extensive discussions with many of Aspen’s shareholders over the last couple of months, they have expressed broad support for the strategic and financial merits of the proposed transaction. Notwithstanding that support, Aspen’s board and management have refused to engage with us in any manner whatsoever, even after we again approached them privately with a significantly increased proposal. Our increased proposal and the other actions we are announcing today demonstrate the absolute determination with which we are pursuing this transaction and our deep commitment to this unique combination.

“We will not be deterred by an entrenched board and management that refuse to engage productively on the merits of our compelling proposal. The actions we have announced today provide a path for our respective shareholders to realize the substantial benefits of the combination of Endurance and Aspen. We will continue to pursue and execute upon these and other available means to reach a successful outcome.

“We strongly urge Aspen’s board and management to act in the best interests of Aspen’s shareholders and to engage without further delay in constructive discussions with us regarding our increased proposal,” Mr. Charman said.

Actions Being Taken by Endurance

Solicitation of Aspen Shareholders

Today, Endurance will file with the SEC a preliminary solicitation statement seeking the support of Aspen’s shareholders for two actions.

Special General Meeting of Aspen Shareholders – Under Bermuda law, shareholders owning 10% of Aspen’s outstanding common shares may convene a special general meeting of shareholders. The first action seeks the support of Aspen’s shareholders to convene a special general meeting of Aspen shareholders.

At the special general meeting, Aspen’s shareholders would consider a proposal to increase the size of Aspen’s board of directors from 12 to 19 members. If this proposal is approved, a majority of Aspen’s directors – its three Class II directors and the seven individuals appointed to fill the newly created vacancies – would stand for election at Aspen’s 2015 annual general meeting, and Aspen’s shareholders would have the ability to hold the board directly accountable by replacing a majority of the board of directors at that time. Endurance has not yet made a determination as to whether or not it will put forth an alternative slate of directors at Aspen’s 2015 annual general meeting of shareholders, although it reserves the right to do so.

Supporting Court-Ordered Meeting to Vote on Scheme of Arrangement – The second action seeks the support of Aspen’s shareholders for the proposal of a Scheme of Arrangement by Endurance which will entail the holding of a court-ordered meeting at which Aspen’s shareholders would vote on a Scheme of Arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in its increased proposal.

If Endurance receives the support of holders of at least 15% of Aspen’s outstanding common shares for this action, Endurance intends to apply to the Supreme Court of Bermuda to order a court-sanctioned meeting as described above. The Scheme of Arrangement can be accomplished – without the approval of the Aspen board of directors – if approved by Aspen shareholders at two shareholder meetings and sanctioned by the Supreme Court of Bermuda.

Aspen shareholders are not being asked to formally approve the Scheme of Arrangement, or any other transaction with Endurance, at this time. Rather, this second action will evidence Aspen shareholder support for the proposed transaction, following which Endurance intends to commence formal court proceedings to bring the Scheme of Arrangement to a vote of Aspen shareholders.

“Aspen shareholders’ support for these proposals will clearly demonstrate to Aspen’s board and management that the will of the true owners of the company is to make this transaction a reality,” said Mr. Charman.

Exchange Offer for All Aspen Common Shares

Endurance also intends to commence in the near future an exchange offer for all Aspen common shares reflecting the same economic terms as its increased proposal.

Simplified and Improved Financing Plan

Endurance also announced today that it has entered into a commitment letter with Morgan Stanley pursuant to which Morgan Stanley has committed to provide a $1.0 billion bridge loan facility to fund, together with cash on hand at Endurance, the cash portion of the consideration payable to Aspen’s common shareholders. This commitment replaces the equity commitment letter previously announced by Endurance, which has been terminated with the mutual consent of Endurance and the equity investors. Endurance’s increased proposal is not subject to a financing condition.

Endurance expects to put in place permanent financing for the transaction consisting of a combination of investment grade debt and common equity on customary terms, and it believes that, pro forma for the transaction, its financial position will be well within the ratings criteria to maintain its current ratings.

“We are pleased to have a financing commitment from Morgan Stanley that provides us with the increased flexibility needed to pursue all of the actions available to us to complete the proposed transaction as well as provides Aspen’s shareholders with greater certainty around the financing of the cash portion of our proposal,” said Mr. Charman. “This simplified and improved financing plan – which comes with a lower cost of capital and will enable greater EPS and ROE accretion, as well as modestly lower initial book value per share dilution – makes our proposal even more compelling for Aspen and Endurance shareholders.”

Given CVC’s continued support for the merits of a combination of Endurance and Aspen, Endurance has granted CVC an option to invest $250 million in the common shares of the combined company following the closing of Endurance’s acquisition of Aspen. In addition, while Endurance does not intend to privately raise equity capital in connection with its permanent financing plan (but reserves the right to do so), it has also granted CVC a right of first refusal to provide any privately raised equity capital in connection with the permanent financing.

“The transaction with our equity investors was developed in the context of a friendly, negotiated transaction with Aspen’s board of directors,” said Mr. Charman. “We fully expected that, in light of the clear strategic and financial benefits of our proposal, the Aspen board would have engaged with us long ago. However, since Aspen’s board and management have refused to engage or negotiate with us in any way whatsoever, we were compelled to take the additional actions we are announcing today. We thank CVC for its continued support of us and the proposed transaction.”

Endurance’s financial advisors in connection with the proposed transaction are Morgan Stanley & Co. LLC and Jefferies LLC, and its legal counsel is Skadden, Arps, Slate, Meagher & Flom LLP and ASW Law Limited.

Endurance’s increased proposal was again communicated in a letter to the Aspen board of directors sent this morning, the full text of which is below.

For additional information about Endurance’s increased proposal to acquire Aspen, including a slide presentation for investors, please visit www.endurance-aspen.com or ir.endurance.bm.

Investment Community Conference Call

Endurance will host a conference call to discuss its increased proposal and other actions to acquire Aspen beginning at 8:30 a.m. Eastern time on June 2, 2014. The conference call may be accessed by calling 888-690-2874 (international 913-312-1500) and entering passcode 2113387. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through June 16, 2014 by dialing (888) 203-1112 or (719) 457-0820 (international) and entering the pass code: 2113387. The slides for the presentation, as well as a webcast, can be accessed at the Investor Relations section of the Endurance website, ir.endurance.bm. An online replay of the webcast will be available shortly following the conclusion of the live broadcast.

Text of the June 2, 2014 Letter to the Aspen Board of Directors

June 2, 2014

Board of Directors

c/o Mr. Glyn Jones, Chairman of the Board

Aspen Insurance Holdings Limited

141 Front Street

Hamilton HM 19

Bermuda

Dear Members of the Board:

It has now been four months since we first contacted you to engage in a confidential and friendly dialogue regarding a combination of our two companies that provides a compelling value proposition for your shareholders. On February 18, 2014, we made a specific written proposal that provided a substantial premium valuation for Aspen’s common shares, which was rejected without any discussion, leaving us no choice but to make our proposal public on April 14, 2014. On May 7, 2014, we approached you confidentially with an increased purchase price valuing Aspen’s common shares at $49.50 per share, only to be rebuffed again without any discussion whatsoever.

The time has come to give your shareholders the opportunity to speak for themselves regarding their support for this transaction. This morning, we will be announcing our increased purchase price of $49.50 per Aspen common share from our previously announced proposal of $47.50 per share, as well as the following actions:

•	Filing a preliminary solicitation statement with the SEC seeking the support of Aspen’s common shareholders:

¡	To convene a special general meeting, at which they would consider a proposal to increase the size of Aspen’s board of directors from 12 to 19 members, which would result in a majority of Aspen’s directors standing for election at Aspen’s 2015 annual general meeting; and

¡	For the proposal of a scheme of arrangement by Endurance, which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s common shareholders would vote to approve a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in this increased proposal; and

•	Commencing in the near future an exchange offer for all of Aspen’s common shares reflecting the same economic terms as this increased proposal.

Increased Proposal

Under the terms of our increased proposal, Endurance would acquire all of the common shares of Aspen for $3.2 billion, or $49.50 per Aspen share (based on 66.3 million fully diluted Aspen common shares as of April 25, 2014), with a combination of cash and Endurance common shares. The consideration is calculated based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to Endurance’s announcement of its initial proposal to acquire Aspen.

Each Aspen common shareholder will have the right to receive for their Aspen common shares, at their election:

•	All cash ($49.50 for each Aspen share);

•	All Endurance common shares (0.9197 Endurance shares for each Aspen share); or

•	A combination of cash and Endurance common shares (0.5518 Endurance common shares and $19.80 in cash for each Aspen share).

The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares.

Our increased proposal represents a significant increase to our initial proposal and a premium valuation meaningfully in excess of the standalone potential value to Aspen common shareholders:

•	a 25.7% premium to Aspen’s unaffected closing share price of $39.37 on April 11, 2014;

•	a 19.5% premium to Aspen’s unaffected all-time high share price of $41.43 on December 31, 2013;

•	1.16x Aspen’s March 31, 2014 diluted book value per share and 1.21x Aspen’s December 31, 2013 diluted book value per share; and

•	11.8x 2014 consensus Street earnings estimates for Aspen.

In addition to the highly attractive premium and meaningful cash component of our increased proposal, the proposal is structured to be tax-free to Aspen common shareholders with respect to the Endurance common shares they receive in the transaction.

We have received a commitment letter from Morgan Stanley for a $1.0 billion bridge loan facility that will be utilized to fund, together with cash on hand at Endurance, the cash portion of the consideration payable to Aspen shareholders. This commitment replaces the equity commitment letter previously announced by Endurance, which has been terminated with the mutual consent of Endurance and the equity investors. Our increased proposal is not subject to a financing condition, and this simplified and improved financing plan provides greater certainty around the financing of the cash portion of our proposal for the benefit of your shareholders.

In addition, as conveyed to your financial advisor on May 7th, in light of the meaningful ownership Aspen shareholders will have in the combined company, we are prepared to invite a number of Aspen board members to join the board of the combined company and to take into account appropriate transition arrangements for Aspen’s senior management.

Next Steps

The actions we are announcing this morning provide Aspen’s shareholders with formal mechanisms to voice their support for the proposed transaction; however, it has been and remains our preference to complete this transaction on a consensual basis with Aspen’s board and management. We and our advisors remain prepared to immediately begin the negotiation of a definitive merger agreement, which we are confident can be completed expeditiously.

We look forward to commencing constructive discussions with Aspen regarding our increased proposal in the coming days.

Yours sincerely,

John Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, professional lines, property, and casualty and other specialty lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. These statements may also include assumptions about our proposed acquisition of Aspen (including its benefits, results, effects and timing). Statements which include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. Additional risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether Endurance will be able to enter into or consummate the transaction on the terms set forth in the proposal, the risk that our or Aspen’s shareholders do not approve the transaction, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, uncertainty as to the actual premium of the Endurance share component of the proposal that will be realized by Aspen shareholders in connection with the transaction, competitive responses to the transaction, the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated, the risk that the conditions to the closing of the transaction are not satisfied, costs and difficulties related to the integration of Aspen’s businesses and operations with Endurance’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and the risk factors included in Aspen’s most recent reports on Form 10-K and Form 10-Q and other documents of Endurance and Aspen on file with the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Endurance will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

Additional Information about the Proposed Transaction and Where to Find It

This press release relates to the offer to be commenced by Endurance to exchange each issued and outstanding common share of Aspen (together with associated preferred share purchase rights) for $49.50 in cash, 0.9197 Endurance common shares, or a combination of cash and Endurance common shares, subject to a customary proration mechanism. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, Aspen common shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary Prospectus/Offer to Exchange to be included in the Registration Statement on Form S-4 (including the Letter of Transmittal and Election and related documents and as amended from time to time, the “Exchange Offer Documents”) that Endurance intends to file with the SEC. The Endurance exchange offer will be made only through the Exchange Offer Documents.

This press release is not a substitute for any other relevant documents that Endurance may file with the SEC or any other documents that Endurance may send to its or Aspen’s shareholders in connection with the proposed transaction. Today, Endurance will file with the SEC a preliminary solicitation statement with respect to the solicitation of (i) written requisitions that the board of directors of Aspen convene a special general meeting of Aspen’s shareholders to vote on an increase in the size of Aspen’s board of directors from 12 to 19 directors and (ii) Aspen shareholder support for the proposal of a scheme of arrangement by Endurance which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s shareholders would vote to approve a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in its acquisition proposal announced on June 2, 2014 (the “Solicitation Statement”).

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND THE SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ENDURANCE HAS FILED OR MAY FILE WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Endurance at the Investor Relations contact below.

Participants in the Solicitation

Endurance and its directors and certain of its executive officers and employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Endurance’s directors, executive officers and employees who may be deemed to be participants in the solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Solicitation Statement and Endurance’s proxy statement, dated April 9, 2014, for its 2014 annual general meeting of shareholders.

Regulation G Disclaimer

In this press release, Endurance has included certain non-GAAP measures. Endurance management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the proposed transaction in a manner that allows for a more complete understanding. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. For a complete description of non-GAAP measures and reconciliations, please review the Investor Financial Supplement on Endurance’s website at www.endurance.bm.

Return on Equity (ROE) is comprised using the average common equity calculated as the arithmetic average of the beginning and ending common equity balances for stated periods.

Additional Information

All references in this press release to “$” refer to United States dollars.

The contents of any website referenced in this press release are not incorporated by reference herein.

Contacts:

Investor Relations

Endurance Specialty Holdings Ltd.

Phone: +1 441 278 0988

Email: investorrelations@endurance.bm

Georgeson

Donna Ackerly and David Drake

Phone: 212 440 9837/9861

Email: dackerly@georgeson.com and ddrake@georgeson.com

Media Relations

Ruth Pachman and Thomas Davies

Kekst and Company

Phone: 212 521 4891/4873

Email: Ruth-Pachman@kekst.com and Tom-Davies@kekst.com

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